(4)(ii)(a)
                             Endorsement to Policy
                            Guarantee Account Rider

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                            GUARANTEE ACCOUNT RIDER
-----------------------------------------------------------------

This rider adds a Guarantee Account to the policy. You may allocate premiums and/or transfer account value amounts to the Guarantee Account, and make transfers or surrenders from the Guarantee Account, as described below.

While this rider is in effect, the Account Value of the policy is the sum of the account value of the Guarantee Account and the account value of the Separate Account. This rider is effective on the policy date, unless a different effective date is shown in the policy data pages. It will terminate upon maturity or surrender of the policy.


The Guarantee Account

Amounts allocated to the Guarantee Account are held in, and are part of, our General Account, which consists of the assets of GE Capital Life other than those allocated to our Separate Accounts. Subject to statutory authority, we have sole discretion over the investment of the assets of the General Account, and those assets may be chargeable with liabilities arising out of any business we may conduct.


Account Value of the Guarantee Account

The account value of the Guarantee Account is the sum of all amounts allocated to it, plus any interest credited on those amounts, less any amounts removed by transfer or surrender, and less any amounts deducted for charges made under the terms of the policy and any riders that may apply.

Any allocation of premium to the Guarantee Account will take effect immediately, regardless of whether or not the initial investment period (if any) has expired.

Amounts allocated to the Guarantee Account earn interest at the rate applicable to the particular allocation. With respect to each allocation, the applicable rate will remain in effect for a specified period (the interest rate guarantee period). You may distribute any allocation to one or more of the interest rate guarantee periods available at the time of your allocation. Each interest rate guarantee period must be at least one year. At the end of each interest rate guarantee period, a new rate will apply to the allocation and a new interest rate guarantee period will commence for that allocation.

Interest rates applicable to allocations to the Guarantee Account are determined by us in our sole discretion. No such rate will ever be less than 3% per year.

The initial interest rate guarantee period for any allocation will be one year, unless you elect otherwise at the time of allocation. Subsequent interest rate guarantee periods will each be one year, unless you elect otherwise at or before the beginning of each subsequent period. During the first 10 days of an interest rate guarantee period, you may change that interest rate guarantee period to any period we then offer. If you change the interest rate guarantee period, a different interest rate may apply. After the first 10 days of an interest rate guarantee period, you may not change that interest rate guarantee period.

Deductions from the policy's Account Value for the annual policy maintenance charge and any other charges that may apply are made first from the account value of the Separate Account. Any remaining amount will be deducted from the account value of the Guarantee Account. No such deduction will occur if it would reduce the policy's Surrender Value below any minimum value that might be required by applicable state law.

Transfers

You may transfer account value amounts between the Guarantee Account and the Separate Account. Transfers will be effective on the date we receive your request at our Home Office.

With respect to transfers between the Guarantee Account and the Separate Account, we reserve the right to impose the following restrictions:

   o For each allocation to the Guarantee Account, transfers to the Separate Account may be made only during the 30-day period following the end of that allocation's interest rate guarantee period. We may limit the amount that you can transfer during that time, but the limit will not be less than a percentage of the original allocation, plus any accrued interest on that allocation. The percentage used to determine this limit will be the lesser of (a) 100% and (b) 25% times the number of years in the guarantee period that just ended.

   o No transfers from the Separate Account to the Guarantee Account may be made during the six month period following the transfer of any amount from the Guarantee Account to the Separate Account.

In all other respects, the rules and charges applicable to transfers between the Investment Subdivisions of the Separate Account will apply to transfers involving the Guarantee Account.


Surrenders

With regard to partial surrenders, you may specify whether the surrender should be made from the Guarantee Account or the Separate Account. If you do not, the surrender will be made first from the account value of the Separate Account, then from the account value of the Guarantee Account. Surrenders involving the Guarantee Account will come from allocations in the order they were received.

We reserve the right to defer payment of any surrender proceeds from the Guarantee Account for up to six months. We will not defer payment if we are required by law to pay earlier, or if the amount payable is used to pay premiums on policies with us.




For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK






                           President

                                   (4)(ii)(b)
                               Trust Endorsement

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                               TRUST ENDORSEMENT


      This policy is hereby amended by adding the following:


      If a Trustee is named as the Owner or Beneficiary of this policy and subsequently exercises ownership rights or claims benefits hereunder, we will have no obligation to verify that a Trust is in effect or that the Trustee is acting within the scope of his/her authority. Payment of policy benefits to the Trustee shall release us from all obligations under the policy to the extent of the payment. When we make a payment to the Trustee, we will have no obligation to ensure that such payment is applied according to the terms of the Trust agreement.


      For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK





                        President

                                    (4)(ii)(c)
                              Pension Endorsement

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                              PENSION ENDORSEMENT



In order to use this contract under the Internal Revenue Code of 1986, as amended, (hereafter referred to as The Code), the following provisions and restrictions are hereby made applicable, notwithstanding any provisions to the contrary contained in the policy.


Non-Transferability

The owner may not change the ownership of the policy and the policy may not be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone other than GE Capital Life Assurance Company of New York unless the owner is the trustee of an employee trust qualified under The Code. The purpose of this provision is to qualify the annuity under Section 401(g) of The Code, and it shall be so construed.


Additional Premium Payments

Each additional premium payment must be at least $100.00.


Income Benefit

We will make monthly payments to the annuitant for a guaranteed minimum period. If the annuitant dies before the end of the guaranteed minimum period, the remaining payments will be discounted at the same rate used to calculate the monthly income. The discounted amount will be paid in one sum to the annuitant's estate unless otherwise provided.


Optional Payment Plans

We will make payments that do not depend on the gender of the annuitant. New monthly payment rates for the Life Income plan or the Joint Life and Survivor Income plan are contained in this endorsement.

Settlement Age: The settlement age is the payee's age last birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.


------------------------------------------------------------------------
         Year Payments Begin                               Age
                                                        Adjustment
After                          Prior to
------------------------------------------------------------------------

----                             2001                       0
2000                             2026                       3
2025                             2051                       7
2050                             ---                        1

------------------------------------------------------------------------

                             Life Income Plan Table

Monthly Payment Rates for each $1,000 of proceeds

------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------
          10      15      20             10       15      20              10      15      20             10      15    20
 Age*   Years   Years    Years   Age*   Years   Years   Years    Age*   Years   Years   Years   Age*   Years   Years   Years
        Cert.   Cert.    Cert.          Cert.   Cert.   Cert.           Cert.   Cert.   Cert.          Cert.   Cert.   Cert.
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------
  20    $2.83   $2.83    $2.82    55    $4.04   $3.99   $3.93     66    $5.14   $4.96   $4.70    77    $7.05   $6.18   $5.35
  25     2.90    2.90     2.90    56     4.11    4.06    3.99     67     5.28    5.07    4.78    78     7.26    6.27    5.38
  30     3.00    3.00     2.99    57     4.19    4.14    4.06     68     5.43    5.18    4.85    79     7.46    6.36    5.40
  35     3.12    3.12     3.11    58     4.27    4.21    4.12     69     5.58    5.29    4.92    80     7.66    6.44    5.43
  40     3.27    3.26     3.25    59     4.36    4.29    4.19     70     5.74    5.41    4.99    81     7.86    6.51    5.45
  45     3.47    3.45     3.43    60     4.46    4.38    4.26     71     5.91    5.52    5.05    82     8.05    6.57    5.46
  50     3.71    3.69     3.66    61     4.56    4.46    4.33     72     6.09    5.64    5.11    83     8.23    6.62    5.48
  51      3.77   3.75     3.71    62     4.66    4.56    4.41     73     6.27    5.75    5.17    84     8.40    6.67    5.49
  52     3.83    3.80     3.76    63     4.77    4.65    4.48     74     6.46    5.87    5.22   85 &    8.55    6.71    5.49
  53     3.90    3.86     3.82    64     4.89    4.75    4.55     75     6.65    5.98    5.27   Over
  54     3.96    3.93     3.87    65     5.01    4.85    4.63     76     6.85    6.08    5.31
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------

*Age means Settlement Age



                   Joint Life and Survivor Income Plan Table

Monthly Payment Rates for each $1000 of proceeds

---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------
Settlement
Age                    35       40      45      50      55      60       65      70      75      80       85&over
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------
35                      $2.93    $2.98   $3.01   $3.04   $3.07   $3.08    $3.10   $3.11   $3.11   $3.12    $3.12
40                       2.98     3.04    3.10    3.14    3.18    3.21     3.23    3.25    3.26    3.27     3.27
45                       3.01     3.10    3.18    3.25    3.31    3.36     3.40    3.43    3.44    3.46     3.46
50                       3.04     3.14    3.25    3.35    3.45    3.53     3.59    3.64    3.67    3.69     3.71
55                       3.07     3.18    3.31    3.45    3.58    3.71     3.82    3.90    3.96    4.00     4.02
60                       3.08     3.21    3.36    3.53    3.71    3.89     4.06    4.21    4.31    4.39     4.43
65                       3.10     3.23    3.40    3.59    3.82    4.06     4.31    4.55    4.74    4.87     4.95
70                       3.11     3.25    3.43    3.64    3.90    4.21     4.55    4.90    5.22    5.46     5.62
75                       3.11     3.26    3.44    3.67    3.96    4.31     4.74    5.22    5.70    6.11     6.40
80                       3.12     3.27    3.46    3.69    4.00    4.39     4.87    5.46    6.11    6.73     7.20
85 & over                3.12     3.27    3.46    3.71    4.02    4.43     4.95    5.62    6.40    7.20     7.86
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------

               For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK



                                President

                                   (4)(ii)(d)
                          Joint Annuitant Endorsement

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                          JOINT ANNUITANT ENDORSEMENT


      This policy is hereby amended as follows:


             1. If both the annuitant and the contingent annuitant are living at the maturity date, the following sentence of the INCOME BENEFIT section is deleted:

                  "Payment will be made under a Life Income with 10 Years Certain plan, unless you choose otherwise."

                  And replaced by the following sentence:

                  "Payments will be made under a Joint Life and Survivor Income plan, unless you choose otherwise."

             2. If both the annuitant and the contingent annuitant are living at the maturity date, the following phrase of the INCOME BENEFIT section is deleted:

                  "(a) is the monthly payment rate per $1.000, shown under the Optional Payment Plans for Life Income 10 Years Certain, using the gender and settlement age nearest birthday of the Annuitant, instead of the payee, on the maturity date;"

                  and replaced by the following:

                  "(a) is the monthly payment rate per $1,000, shown under the Optional Payment Plans for Joint Life and Survivor Income, using the genders and ages nearest birthday of the annuitant and the contingent annuitant, instead of the payees, on the maturity date;"

             3. The "Misstatement of Age or Gender" provision under the GENERAL INFORMATION section shall be construed to apply to both the annuitant and the contingent annuitant.

             4. The owner may not add a contingent annuitant if the annuitant or contingent annuitant dies before the maturity date.

             5. Before the maturity date, if any owner is not an individual, the change or death of the annuitant or contingent annuitant will be treated as a death of the owner of the policy for purposes of the distribution rules.

             6. After the maturity date, if the owner, annuitant, contingent annuitant, or beneficiary dies, any remaining payments under the policy will be made as rapidly as under the method of distribution in effect at the time of such death.


             For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK


                                President

                                   (4)(ii)(e)
                    Individual Retirement Annuity Endorsement

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                   INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
               -----------------------------------------------

The policy or contract ("Contract") to which this Endorsement is attached is issued as an individual retirement annuity ("IRA") described in Section 408(b) of the Internal Revenue Code of 1986 (the "Code"), and all provisions of the Contract, as endorsed, shall be interpreted in accordance with the requirements of that Section. Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:

Article 1 - Owner and Annuitant

The Owner must be the sole Owner of the Contract. Also, the Owner and the Annuitant must be the same individual. A Joint Owner or Contingent Annuitant cannot be named. Also, except as otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed. Furthermore, all distributions made while the Owner is alive must be made to the Owner.

Article 2 - Joint Annuitant

The Joint Annuitant, if one is named, must be either the Owner's spouse or an individual who is not more than 10 years younger than the Owner. All payments made under a joint and survivor optional payment plan after the Owner's death while the Joint Annuitant is alive must be made to the Joint Annuitant.

Article 3 - Nontransferable and Nonforfeitable

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries. The interest of the Owner in this Contract is nontransferable and, except as provided by law, is nonforfeitable. In particular, the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the Company.

Article 4 - Premium Payments

Except in the case of a rollover contribution (as permitted by Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in
Section 408(k) of the Code, or a nontaxable transfer from an individual retirement account under Section 408(a) of the Code or another IRA under Section 408(b) of the Code, contributions must be paid in cash and the total of such contributions shall not exceed $2,000 for any taxable year.

No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

The minimum additional premium is $50.00, if additional premium payments are allowed under the Contract.

Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

Article 5 - Required Distributions Generally

The Owner's entire interest in this Contract shall be distributed as required under Section 408(b) of the Code and applicable regulations.

Article 6 - Required Beginning Date

As used in this Endorsement, the term "required beginning date" means April 1 of the calender year following the calendar year in which the Owner attains age 70 1/2, or such later date provided by law.

Article 7 - Distributions During Owner's Life

Unless otherwise permitted under applicable law, the Owner's entire interest in the Contract shall be distributed no later than the required beginning date, or commence to be distributed beginning no later than the required beginning date, over (a) the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Section 401(a)(9) of the Code), or
(b) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary, as required by law. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) will be made in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Article 8 - Distributions After Owner's Death

Unless otherwise permitted under applicable law, if the Owner dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), any remaining portion of the Owner's interest shall be distributed at least as rapidly as under the method of distribution in effect as of the Owner's death.

Unless otherwise permitted under applicable law, if the Owner dies before the required beginning date and an irrevocable annuity distribution has not begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death, except that:

         (a) if the interest is payable to an individual who is the Owner's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died; or

         (b) if the designated beneficiary is the Owner's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

                  (i) December 31 of the calendar year immediately following the calendar year in which the Owner died, and

                  (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2.

         If the surviving spouse dies before distributions begin, the limitations of this Article 8 (without regard to this paragraph (b)) will be applied as if the surviving spouse were the Owner.

         An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to this paragraph (b).

         If the designated beneficiary is the Owner's surviving spouse, the spouse may irrevocably elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse, subject to the requirements of Article 4 of this Endorsement:
                  (i) makes a regular IRA contribution to the Contract;

                  (ii) makes a rollover to or from the Contract; or

                  (iii) fails to elect that his or her interest will be
                        distributed in accordance with one of the preceding provisions of this paragraph

An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Owner died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

Distributions under this Article 8 are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to the individual over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

Article 9 - Life Expectancy Calculations

Life Expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

Life expectancies shall be recalculated annually provided that annual recalculation is elected by the time distributions are required to begin (a) by the Owner, or (b) for purposes of distributions beginning after the Owner's death, by the surviving spouse. Such an election shall be irrevocable as to the Owner and the surviving spouse, and will apply to all subsequent years.

The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

Article 10 - Optional Payment Plans

All optional payment plans under the Contract must meet the requirements of
Section 408(b) of the Code and applicable regulations. The provisions of this Endorsement reflecting the requirements of Code Sections 401(a)(9) and 408(b) override any optional payment plan inconsistent with such requirements.

If a guaranteed period of payments is chosen under an optional payment plan, the length of the period must not exceed the shorter of (1) the Owner's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Owner and the Joint Annuitant, and (2) the applicable maximum period under Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Article 11 - Annual Reports

The Company will furnish annual calendar year reports concerning the status of this Contract.

Article 12 - Code Requirements

The provisions of this Endorsement are intended to comply with the requirements of the Code and applicable regulations for IRAs under Section 408(b) of the Code. The Company reserves the right to amend the Contract and this Endorsement from time to time, without the Owner's consent, when such amendment is necessary to assure continued qualification of this Contract as an IRA under Section 408(b) of the Code (and any successor provision) as in effect from time to time. The Owner has the right to refuse to accept any such amendment; however, we shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal.


For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK



                           President

                                    (4)(ii)f)
                           403(b) Annuity Endorsement

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                       SECTION 403(b) ANNUITY ENDORSEMENT
                -----------------------------------------------

The Policy to which this Endorsement is attached is issued as an annuity described in Section 403(b) of the Internal Revenue Code of 1986 (the "Code") and all provisions shall be interpreted in accordance with qualification as a
Section 403(b) annuity. Notwithstanding any provision contained therein to the contrary, the Policy, as endorsed, to which this Endorsement is attached is amended as follows:

Article 1 - Owner and Annuitant

The Owner must be either an organization described in Section 403(b)(1)(A) of the Code or an individual employee of such an organization. If the Owner is an organization described in Section 403(b)(1)(A) of the Code, the term "Employee" as used in this Endorsement shall mean the individual employee, or former employee, for whose benefit the organization has established an annuity program under Section 403(b) of the Code. Such employee shall be the Annuitant under the Policy. If the Owner is an employee of an organization described in Section 403(b)(1)(A) of the Code, the term "Employee" as used in this Endorsement shall mean such employee, and the Annuitant under the Policy shall be that employee.

If this Policy is used as a funding mechanism for a rollover under Sections 403(b)(8) or 408(d)(3) of the Code or a nontaxable transfer from another contract qualifying under Section 403(b) of the Code or from a custodial account qualifying under Section 403(b)(7) of the Code, the Owner shall be one individual, the same individual shall be the Annuitant, and the term "Employee" shall mean that individual.

A Joint Owner cannot be named.

Article 2 - Joint Annuitant

The Joint Annuitant, if one is named, must be either the Owner's spouse or an individual who is not more than 10 years younger than the Owner. All payments made under a joint and survivor annuity payment option after the Owner's death while the Joint Annuitant is alive must be made to the Joint Annuitant.

Article 3 - Nontransferable and Nonforfeitable

The interest of the Employee in this Policy is nontransferable within the meaning of Section 401(g) of the Code and applicable regulations and, except as provided by law, is nonforfeitable. In particular, this Policy may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than to the Company.

Article 4 - Unisex Rates

All references to gender (with regard to rates), in the policy, are deleted.

Article 5 - Premium Payments

Premium payments must be made by an organization described in Section 403(b)(1)(A), except in the case of rollover contributions under Section 403(b)(8) and 408(d)(3) of the Code, or a nontaxable transfer from another contract qualifying under Section 403(b) of the Code or from a custodial account qualifying under Section 403(b)(7) of the Code.

Premium payments made pursuant to a salary reduction agreement will be limited to the extent provided in Section 402(g) of the Code. As provided by law, premium payments must not exceed the limitations on contributions under Section 415 or 403(b)(2) of the Code.

To the extent premium payments are in excess of the amounts permitted under Sections 402(g), 415 or 403(b) of the Code, the Company may distribute amounts equal to such excess as permitted by applicable law.

Article 6 - Required Distributions Generally

The Employee's entire interest in this Policy shall be distributed as required under Section 403(b)(10) of the Code and applicable regulations, including the requirement that payments to persons other than the Employee are incidental.

Article 7 - Required Beginning Date

For years beginning before 1997, the term "required beginning date" means April 1 of the calendar year following the calendar year the Employee attains age 70 1/2. To the extent provided by law, for an Employee who attains age 70 1/2 before January 1, 1988, or for an Employee in a governmental plan or a church plan (as defined in Section 401(a)(9)(C) of the Code), the required beginning date means April 1 of the calendar year following the later of (i) the calendar year in which the Employee attains age 70 1/2, or (ii) the calendar year in which the Employee retires.

For years beginning after December 31, 1996, the term "required beginning date" means April 1 of the calendar year following the later of (1) the calendar year in which the Employee attains age 70 1/2, or (2) the calendar year in which the Employee retires. However, to the extent required by law, the required beginning date means April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2 for an Employee who:

         (a) is a 5-percent owner (as defined in IRC Section 416) of the organization described in Article 1 of this Endorsement with respect to the plan year ending in the calendar year in which the Employee attains age 70 1/2; and

         (b) is not in a governmental plan or a church plan (as defined in IRC
         Section 401(a)(9)(C)).

Article 8 - Distributions During Employee's Life

Unless otherwise permitted under applicable law, the Employee's entire interest shall be distributed no later than the required beginning date, or shall commence to be distributed, beginning no later than the required beginning date, over (a) the life of the Employee, or the lives of the Employee and his or her designated beneficiary (within the meaning of Section 401(a)(9) of the Code), or
(b) a period certain not extending beyond the life expectancy of the Employee or the joint and last survivor expectancy of the Employee and his or her designated beneficiary, as required by law.

If the Employee's entire interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit requirements of
Section 401(a)(9)(G) of the Code and the regulations thereunder, including the minimum distribution incidental benefit requirement of Proposed Treasury Regulation Section 1.401(a)(9)-2.

Article 9 - Distributions After Employee's Death

Unless otherwise permitted under applicable law, if the Employee dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), the remaining portion of the Employee's interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the Employee's death.

Unless otherwise permitted under applicable law, if the Employee dies before the required beginning date and an irrevocable annuity distribution has not begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death, except that:
           (a) if the interest is payable to an individual who is the Employee's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or
           (b) if the designated beneficiary is the Employee's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

                  (i) December 31 of the calendar year immediately following the calendar year in which the Employee died; and

                  (ii) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

         If the surviving spouse dies before distributions begin, the limitations of this Article 9 (without regard to this paragraph (b)) will be applied as if the surviving spouse were the Employee.

         An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee's death or the date distributions are required to begin pursuant to this paragraph (b). If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Employee died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

Article 10 - Life Expectancy Calculations

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9.

Life expectancies shall be recalculated annually provided that annual recalculation is elected by the time distributions are required to begin (a) by the Employee, or (b) for purposes of distributions beginning after the Employee's death, by the surviving spouse. Such an election shall be irrevocable as to the Employee and the surviving spouse, and will apply to all subsequent years.

The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

Article 11 - Annuity Options

All annuity payment options under the Policy must meet the requirements of
Section 403(b)(10) of the Code and the applicable regulations, including the requirement that payments to persons other than the Employee are incidental. The provisions of this Endorsement reflecting the requirements of Section 401(a)(9) and 403(b)(10) of the Code override any annuity payment option which is inconsistent with such requirements.

If a guaranteed period of payments is chosen under an annuity option, the length of the period must not exceed the shorter of (1) the Employee's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Employee and the Joint Annuitant, and (2) the applicable maximum period under
Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

Article 12 - Distribution of Salary Reduction Contributions

Any amounts attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of Section 72(m)(7) of the Code) or incurred a hardship; provided that amounts permitted to be distributed in the event of hardship shall be limited to actual elective deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Section 414(p) of the Code.

Article 13 - Distribution of Custodial Account Contributions

Premium payments made by a nontaxable transfer from a custodial account qualifying under Section 403(b)(7) of the Code (or amounts attributable to such an account), and earnings on such amounts, will not be paid or made available before the Employee dies, attains age 59 1/2, separates from service, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of such amounts attributable to contributions made pursuant to a salary reduction agreement, encounters financial hardship; provided, that amounts permitted to be paid or made available in the event of hardship will be limited to actual elective deferral contributions made under the custodial account (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by
Section 414(p) of the Code. Article 12 above shall not apply to premium payments or earnings subject to this Article 13 which shall instead govern.

Article 14 - Tax-Free Direct Transfers

Direct transfers to another contract qualifying under Section 403(b) of the Code or to a custodial account qualifying under Section 403(b)(7) of the Code may be made only as permitted by applicable law. Amounts subject to withdrawal restrictions under the Code may only be transferred to such a contract or account with the same or more stringent restrictions.

Article 15 - Direct Rollovers

A distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

Employee's surviving spouse, and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a A distributee, within the meaning of this Article 15, includes an Employee or former Employee. In addition, the Employee's or former qualified domestic relations order (as defined in Section 414(p) of the Code), are distributees within the meaning of this Article 15 with regard to the interest of the spouse or former spouse.

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Sections 403(b)(10) and 401(a)(9) of the Code; and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

An eligible retirement plan is an annuity described in Section 403(b) of the Code, an individual retirement account described in Section 408(a) of the Code, or an individual retirement annuity described in Section 408(b) of the Code, that accepts eligible rollover distributions. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or an individual retirement annuity.

A direct rollover is a plan payment by the plan administrator or the Company to the eligible retirement plan specified by the distributee.

This Article 15 applies to all eligible rollover distributions made after December 31, 1992.

Article 16 - ERISA

If this Policy is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), the following provisions shall also apply:

         (a) In the event of the Employee's death prior to the date on which the Company will start to pay a monthly income to the Annuitant, if still alive, the Death Benefit (if any) shall be paid to (1) the surviving spouse of the Employee in the form required by Section 205 of ERISA, unless the spouse elects otherwise in accordance with the requirements of such Section 205 or applicable regulations, or (2) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by Section 205 of ERISA, or if ERISA otherwise permits, to the designated beneficiary under the Policy.

         (b) Except as otherwise permitted, only a pure joint and survivor annuity option with no guaranteed period is available to a married Employee, and the Joint Annuitant must be the Employee's spouse. A married Employee may elect another annuity payment option or designate another Joint Annuitant, provided his or her spouse consents in accordance with the requirements of Section 205 of ERISA (and applicable regulations), or provided such election is otherwise permitted under such applicable regulations. An unmarried Employee will be deemed to have elected a straight life annuity option with no guaranteed period unless he or she makes a different election in the manner required under Section 205 of ERISA (and applicable regulations).
         (c) Elections and consents required by ERISA, including a change of beneficiary, may be revoked in the form, time and manner prescribed in Section 205 of ERISA (and applicable regulations). All elections and consents required by ERISA shall adhere to the requirements of the applicable regulations interpreting Section 205 of ERISA (or any other applicable law), including the requirements as to the timing of any elections or consents.
         (d) No withdrawal, partial or total, may be made without the consent of the Employee and the Employee's spouse in the manner required by Section 205 of ERISA (and applicable regulations), except to the extent that such consent is not required under such applicable regulations. Any withdrawal must be made in the form required under Section 205 of ERISA (and applicable regulations), unless the Employee (and spouse, if applicable) makes an election in the form and manner permitted under such regulations, to receive the benefit in another form.

Article 17 - Internal Revenue Code and Erisa Requirements

The provisions of this Endorsement are intended to comply with the requirements of the Code, applicable regulations and, if applicable, ERISA, for Section 403(b) annuity contracts. The Company reserves the right to amend the Policy or Certificate and this Endorsement from time to time, without the Owner's consent, when such amendment is necessary to assure (1) continued qualification of this Policy as a tax sheltered annuity under Section 403(b) of the Code (and any successor provision) as in effect from time to time, and (2) continued compliance of this Policy with the applicable provisions of ERISA (and applicable regulations) as in effect from time to time.

For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

                        President

                                   (4)(ii)(g)
                          Optional Death Benefit Rider

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                          OPTIONAL DEATH BENEFIT RIDER
                 ----------------------------------------------

This rider provides for an Optional Death Benefit which is coordinated with the Optional Death Benefit at Death of Annuitant provision in the policy. While this rider is in effect, the amount payable at the death of the Annuitant will be the greater of:

      o The Death Benefit provided for under the Death Provisions section in the policy; or

      o The minimum death benefit described below.

      Minimum Death Benefit

      During the first policy year, the minimum death benefit is the total premiums paid, less adjustments for any partial surrenders.

      After the first policy year and until the policy anniversary that the Annuitant reaches age 81, the minimum death benefit is the policy's greatest Death Benefit on any previous policy anniversary, plus the total premiums paid since then, less adjustments for any partial surrenders since that date.

      Beginning on the policy anniversary that the Annuitant reaches age 81, the minimum death benefit is the policy's minimum Death Benefit on the policy anniversary that the Annuitant reaches age 80, plus the total premiums paid since then, less adjustments for any partial surrenders since that date.

      Annual Death Benefit Charge

      This provision is added to the Account Value Benefits section of the policy.

      There will be a charge made for this rider for each period it is in effect. This charge is made in arrears at the beginning of each policy year after the first, and at surrender, against the Account Value in the Separate Account. The maximum charge will be the rate shown on the policy data page times the Account Value at the time of deduction. The actual charge will never be greater than the maximum annual charge. The charge at surrender will be a pro rata portion of the annual charge.

      If the Guarantee Account applies and if the Account Value in the Separate Account is insufficient to cover the annual death benefit charge, then the deduction will be made first from the Account Value in the Separate Account. The excess of the charges over the Account Value in the Separate Account will then be deducted from the Account Value in the Guarantee Account. Deductions from the Guarantee Account will be taken from the amounts which have been in the Guarantee Account for the longest period of time.

      When this Rider is Effective

      This rider becomes effective on the policy date unless another effective date is shown on the policy data pages. It will remain in effect while this policy is in force and before income payments begin, or until the policy anniversary following the date of receipt of your request to terminate the rider. If your request is received within 30 days of any policy anniversary, you may request that the rider terminate as of that anniversary.


      For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK,

                                    President